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                                                                   EXHIBIT 10.67


                      MODIFICATION OF CONSULTING AGREEMENT


         This Modification of Consulting Agreement is entered into at Sunnyvale, California as of January 1, 1999 between Catalyst Semiconductor, Inc. (the "Company") and Allan Advisors, Inc. ("Consultant").

A. Recitals: Company and Consultant entered into a Consulting Agreement on August 14, 1995, which Agreement was extended on June 3, 1998 until August 14, 2001. Company and Consultant wish to modify that Agreement as set forth herein.

B. Compensation. In that the consulting fee has not been increased since August 14, 1995, Company and Consultant agree to modify Paragraph 3 of the 1995 Agreement to increase the consulting fee to $8,333 per month effective as of this date and to discontinue the office allowance of $1000 per month.

C. Term. Company and Consultant hereby agree modify Paragraph 4 of the 1995 Agreement to provide for termination fee of 12 months of consulting fees.

         Except as expressly modified herein, Company and Consultant ratify and affirm all the terms and conditions in the Consulting Agreement entered into on August 14, 1995 and extended on June 3, 1998.


Catalyst Semiconductor, Inc.            Allan Advisors, Inc.


/s/ Radu Vanco                          /s/ Lionel M. Allan
----------------------------------      ------------------------------------
Radu Vanco                              Lionel M. Allan
President and CEO                       President and CEO